Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Autolus Therapeutics plc for the registration of ordinary shares, American Depository Shares representing ordinary shares, debt securities and warrants and to the incorporation by reference therein of our report dated March 4, 2021, with respect to the consolidated financial statements of Autolus Therapeutics plc included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

August 5, 2021